June 2023

Preliminary Terms No. 9,244

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 31, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has depreciated in value, but the underlying index has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the underlying index has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. These long-dated Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 30, 2028
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%:

$1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:

($1,000 × the index performance factor) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	June 27, 2028, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	200%
Buffer amount:

20%. As a result of the buffer amount of 20%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is , which is 80% of the initial index value.

Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount)
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity:	$1,520 to $1,570 per Buffered PLUS (152% to 157% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	June 27, 2023
Original issue date:	June 30, 2023 (3 business days after the pricing date)
CUSIP:	61771WBB3
ISIN:	US61771WBB37
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $925.40 per Buffered PLUS, or within $55.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)See “Use of proceeds and hedging” on page 13.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for PLUS dated November 16, 2020  Index Supplement dated November 16, 2020

 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028 (the "Buffered PLUS") can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	5 years
Leverage factor:	200%
Maximum payment at maturity:	$1,520 to $1,570 per Buffered PLUS (152% to 157% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	20%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Coupon:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $925.40, or within $55.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

June 2023 Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the underlying index, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying index. Once the underlying index has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying index, subject to the minimum payment at maturity. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. At maturity, if the underlying index has depreciated and (i) if the final index value of the underlying index has not declined from the initial index value by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the final index value of the underlying index has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance Up to a Cap	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario

The underlying index increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the index percent increase, subject to the maximum payment at maturity of $1,520 to $1,570 per Buffered PLUS (152% to 157% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Par Scenario	The underlying index declines in value by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario

The underlying index declines in value by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 20%. (Example: if the underlying index decreases in value by 50%, the Buffered PLUS will redeem for $700, or 70% of the stated principal amount.) The minimum payment at maturity is $200 per Buffered PLUS.

June 2023 Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	20%
Hypothetical maximum payment at maturity:	$1,520 per Buffered PLUS (152% of the stated principal amount)
Minimum payment at maturity:	$200 per Buffered PLUS
Buffered PLUS Payoff Diagram

How it works

￭Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Buffered PLUS, an investor will realize the hypothetical maximum payment at maturity of $1,520 per Buffered PLUS (152% of the stated principal amount) at a final index value of 126% of the initial index value.

￭If the underlying index appreciates 4%, the investor would receive a 8% return, or $1,080 per Buffered PLUS.

￭If the underlying index appreciates 80%, the investor would receive only the hypothetical maximum payment at maturity of $1,520 per Buffered PLUS, or 152% of the stated principal amount.

June 2023 Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Par Scenario. If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

￭If the underlying index depreciates 5%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial index value, plus the buffer amount of 20%. The minimum payment at maturity is $200 per Buffered PLUS.

￭For example, if the underlying index depreciates 60%, investors would lose 40% of their principal and receive only $600 per Buffered PLUS at maturity, or 60% of the stated principal amount.

June 2023 Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to an Investment in the Buffered PLUS

￭Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS, subject to our credit risk. If the final index value is less than 80% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the underlying index from the initial index value, plus $200 per Buffered PLUS. Accordingly, investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

￭The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,520 to $1,570 per Buffered PLUS, or 152% to 157% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 152% to 157% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 26% to 28.50% of the initial index value will not further increase the return on the Buffered PLUS.

￭The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

￭The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date by more than 20% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

June 2023 Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

￭The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments

June 2023 Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

June 2023 Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 30, 2023:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,205.52
52 Weeks Ago:	4,132.15
52 Week High (on 8/16/2022):	4,305.20
52 Week Low (on 10/12/2022):	3,577.03

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2018 through May 30, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 30, 2023 was 4,205.52. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2018 to May 30, 2023

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter (through May 30, 2023)	4,205.52	4,055.99	4,205.52

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due June 30, 2028

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Buffered PLUS and current market conditions, we expect that the Buffered PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

We will use 0.15% of the aggregate principal amount to support underserved communities through philanthropy to organizations that drive social justice and promote racial/gender equity with a focus on educational attainment, the racial wealth gap, and health and wellness. We will be making the contribution from our proceeds from the sale of the Buffered PLUS. The total amount utilized for this effort will be up to $1 million across all relevant issuances by the issuer. For the avoidance of doubt, if the total amount utilized for this effort reaches $1 million prior to the pricing date, your investment in these Buffered PLUS will not result in incremental proceeds being allocated to this effort. The Buffered PLUS have not been designed to meet any specific ESG criteria.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each Buffered PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS, including the maximum payment at maturity, such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more	Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented

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Principal at Risk Securities

information:

by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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